UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
_______________________
Date of Report:  April 25, 2011  (Date of earliest event reported)

CAPSTONE THERAPEUTICS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-21214	86-0585310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 West Washington Street, Suite 101, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(602) 286-5520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

Results of AZX100 Phase 2a Pilot Clinical Trial in Surgical (Trocar site) Scarring

On April 27, 2011, Capstone Therapeutics Corp. issued a press release announcing the results of its AZX100 Phase 2a Pilot Clinical Trial in Surgical (Trocar Site) Scarring, and announcing a teleconference and webcast to discuss the results on April 28, 2011.  A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and a copy of the presentation materials for the teleconference and webcast, entitled “Capstone Therapeutics Clinical & Operating Update, April 28, 2011” is attached as Exhibit 99.2 and is incorporated by reference herein.

Section 8 – Other Events

Item 8.01  Other Events

Stockholder Put Right

 Pursuant to Section 5A of our Certificate of Incorporation, as amended, our stockholders of record on June 30, 2011 have the right to require us, under certain circumstances, to purchase for cash all or a portion of their shares of common stock at a formula-based price on or about July 31, 2011 (the “put right”).  Our obligation to purchase shares upon exercise of the put rights is subject to various conditions.  One condition is that such purchases will not violate applicable law, including Section 160 of the Delaware General Corporation Law (DGCL) relating to share repurchases that may impair capital.  Because the pending qui tam litigation described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2011 seeks potentially significant damages that, if awarded, could exceed the financial resources of the Company, the pendency of this claim at the time of share repurchases pursuant to the put rights could cause the share repurchases to violate Section 160 of the DGCL and the Uniform Fraudulent Transfer Act.

In addition, in determining the price per share to be paid to stockholders upon exercise of the put rights, our Board of Directors must value all contingent liabilities, including the qui tam lawsuit.  Our Board of Directors has determined that, even if the probability of an unsuccessful outcome of this litigation is low, the magnitude of the potential damages that may be awarded in an unfavorable verdict is such that the value ascribed to this contingent liability would cause the per share purchase price upon exercise of the put rights to be zero.

In light of the foregoing, on April, 25, 2011 our Board of Directors decided that, absent settlement, dismissal or other developments in the qui tam litigation or other changes in circumstance, the Company will be unable to purchase shares upon exercise of the put rights and therefore the put rights will expire.

Nasdaq Delisting

Our common stock is listed on the Nasdaq Capital Market.   We are required to meet specified requirements to maintain our listing on the Nasdaq Capital Market.  One such requirement is that we maintain a minimum bid price of at least $1.00 per share for our common stock.  As previously disclosed, on May 7, 2010, we received a letter from The Nasdaq Stock Market notifying us that for the 30 consecutive business days preceding the date of the letter, the bid price of our common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on the Nasdaq Capital Market pursuant to the Nasdaq Listing Rules.

In accordance with Nasdaq Listing Rules, we had 180 calendar days from the date of the Nasdaq letter, or until November 3, 2010, to regain compliance with the minimum bid price rule.  To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days.  Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance.  As previously disclosed, on November 11, 2010, we received a letter from Nasdaq, notifying us that we had not regained compliance by November 3, 2010 with the Nasdaq Listing Rules.

Nasdaq determined that as of November 11, 2010, we met all applicable requirements of the Nasdaq Listing Rules, other than the minimum bid price, for continued listing on the Nasdaq Capital Market.  Accordingly, we were afforded an additional period, ending May 2, 2011, to regain compliance with the minimum bid price rule.  Our common stock will continue to be listed on the Nasdaq Capital Market through this date.  If compliance is not regained, Nasdaq will notify us of its determination to delist our common stock, which decision may be appealed to a Nasdaq Hearing Panel.  We will not satisfy the minimum bid price requirement for 10 consecutive days prior to the May 2, 2011 deadline.

On March 29, 2011 we mailed a letter to our stockholders requesting input regarding whether we should propose a reverse stock split of the outstanding shares of our common stock to attempt to regain compliance with the Nasdaq minimum bid price requirement. Feedback from that letter has been more against than for the proposal to effect a reverse stock split. On April 25, 2011 our Board of Directors decided that we will not propose a reverse stock split to our stockholders at our next annual meeting.  Accordingly, we expect that our common stock will be delisted from the Nasdaq Capital Market in due course.  Upon delisting, trading, if any, of our common stock will be limited to the over-the-counter market on the OTC Bulletin Board or other similar venues.  Please see the discussion of the possible effects of delisting under “Risk Factors - Risks Related to Our Common Stock” in Item 1A of Part I of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2011.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)                      Exhibits

Exhibit No.    Description

99.1*               Press Release dated April 27, 2011

99.2*              Capstone Therapeutics Clinical & Operating Update, April 28, 2011

* Furnished pursuant to Item 7.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 27, 2011                                                           CAPSTONE THERAPEUTICS CORP.

/s/ John M. Holliman, III
John M. Holliman, III
Executive Chairman